Exhibit 23.3

CONSENT OF D. THOMPSON

In connection with Franco-Nevada Corporation’s registration statement on Form S-8, and any amendments thereto, and any documents incorporated by reference therein, to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), I, Daniel Thompson, hereby consent to references to my name and to my involvement in the preparation of a technical report entitled “Palmarejo Project, SW Chihuahua State, Mexico Technical Report” dated January 1, 2011 (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

/s/ Daniel Thompson
	Name:	Daniel Thompson
	Title:	Manager of Technical Services, P.E.,
Stonegate Agricom, LTD.

Date: September 15, 2011